EXHIBIT 10.6

FORM OF

KEYCORP

Executive Officer Grants

(Award of Cash Performance Shares and Above-Target Performance Shares)

«Name»

By action of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp 2010 Equity Compensation Plan (the “Equity Plan” or “Plan”), you have been awarded KeyCorp Performance Shares payable in cash, subject to vesting upon the achievement of specified performance criteria (the “Cash Performance Shares”) and KeyCorp Performance Shares payable in cash subject to vesting upon the achievement of specified additional performance criteria (the “Above-Target Performance Shares”) (the “Cash Performance Shares” and “Above-Target Performance Shares” are sometimes referred to collectively as the “Performance Shares”).

Please note that the Performance Shares granted to you under this Award of Cash Performance Shares and Above-Target Performance Shares agreement (this “Award Agreement”) remain subject to the terms and conditions of the KeyCorp 2010 Equity Compensation Plan, the terms of this Award Agreement and the terms and conditions of the attached Acceptance Agreement (“Acceptance Agreement”). All capitalized terms used in both this Award Agreement and the Acceptance Agreement will have the same meaning as provided under the 2010 Equity Compensation Plan.

1.	Date of Grant. The effective date of grant for the award of the Performance Shares shall be March 1, 2013 (the “date of grant”).

2.	Vesting of Cash Performance Shares and Above-Target Performance Shares.

(a)	In General. Your right to receive the Cash Performance Shares and Above-Target Performance Shares shall be determined on the basis of KeyCorp’s Total Shareholder Return Versus Peers, Return on Assets Versus Peers, and Cumulative Earnings Per Share (as defined in Appendix A) during the period of January 1, 2013 through December 31, 2015 (the “Performance Period”). You are able to earn up to 100% of the Cash Performance Shares if the applicable targeted level of performance is met or exceeded and up to 100% of the Above-Target Performance Shares if the applicable maximum level of performance is met or exceeded.

(b)	Vesting. The Cash Performance Shares and Above-Target Performance Shares granted hereunder shall be vested on March 1, 2016, but only if (i) you have been in the continuous employ of KeyCorp or an Affiliate or Subsidiary (collectively, “Key”) through such date and (ii) the Committee determines that the Cash Performance Shares and Above-Target Performance Shares have been earned (as set forth on Appendix A). Notwithstanding the foregoing, however, KeyCorp may, at any time, decrease or eliminate the number of Cash Performance Shares and Above-Target Performance Shares that would otherwise vest in accordance with the annual risk-adjusted vesting provisions set forth in the KeyCorp Incentive Compensation Program and Policy, as the same may be amended from time to time. Without limiting the foregoing, adjustments to the Cash Performance Shares and Above-Target Performance Shares vesting may result from any (or a combination) of the following: (i) your individual risk performance; or (ii) business performance that includes (a) the event of significant credit, market or operational losses, or (b) negative pre-provision net revenue.

(c)	Committee Determination. The amount of the Cash Performance Shares and Above-Target Performance Shares to vest and the level of applicable performance goals (as set forth on Appendix A)

attained shall be determined by the Committee as soon as practicable following the Committee’s receipt of KeyCorp’s audited financial statements that relate to the last year of the Performance Period, but in no event later than two and one-half months after the close of the last year of the Performance Period.

3.	Transfers Void. Any purported transfer or encumbrance of the Cash Performance Shares or Above-Target Performance Shares prior to the time that they have vested as set forth in paragraph 2 shall be void.

4.	Payment of Performance Shares. Payment of any vested Performance Shares shall be made in the form of cash. Payment shall occur as soon as practicable following the vesting of such Shares but in no event later than two and one-half months after vesting. Each Cash Performance Share and Above-Target Performance Share shall have a value equal to the Fair Market Value of one Common Share on the date of vesting of the Cash Performance Share and/or Above-Target Performance Share.

5.	Death, Disability, Termination Under Limited Circumstances, or Retirement. If you die or become Disabled or you are Terminated Under Limited Circumstances or if you Retire before vesting in the Performance Shares, you or your estate shall be entitled to vest in and to receive payment with respect to a pro rata number of the Performance Shares, provided that the performance goals contained on Appendix A have been met as determined by the Committee following the conclusion of the Performance Period. The remaining Performance Shares shall be immediately forfeited.

The pro rata vesting as provided for under this Section 5, shall be determined by multiplying the number of not vested Performance Shares granted under this Award by a fraction, the numerator of which shall be the number of full months measured from this Award grant date up through the date of your death, Disability, the date of your Termination Under Limited Circumstances or your Retirement and the denominator of which shall be 36.

For purposes of this Section 5,

(a) The term “Retirement” shall mean your termination of employment with Key on or following your attainment of age 55 and your completion of at least 5 full years of service with Key (based on whole months), but it will not include your Termination for Cause (regardless of your age or service at the time of termination),

(b) The term “Disability” shall mean your becoming eligible for disability benefits under the KeyCorp Long Term Disability Plan and your termination from Key.

(c) The term “Termination Under Limited Circumstances” shall mean your termination from Key under circumstances in which you become entitled to receive (i) severance benefits under the KeyCorp Separation Pay Plan, or (ii) salary continuation benefits under the terms of an employment separation or letter agreement with Key, including, without limitation, a Change of Control Agreement, but shall specifically exclude your Termination for Cause.

6.	Forfeiture. The Performance Shares shall be immediately forfeited if your employment with Key terminates prior to vesting as set forth in paragraph 2 unless your employment terminates because of death, Disability, Retirement, or Termination Under Limited Circumstances (in which case the specific provisions of paragraph 5 shall apply).

7.	Harmful Activity. Notwithstanding any other provisions of this Agreement, if you engage in any “harmful activity” (as defined in the Equity Plan) prior to or within six months after your termination of employment with Key, then any and all Performance Shares which have vested on or after one year prior to termination of employment shall be immediately forfeited to KeyCorp and any cash paid upon the vesting of the Performance Shares shall inure to and be payable to KeyCorp upon demand.

8.

Acceleration. In the event of a Change of Control, the performance goals relating to the Cash Performance Shares (but not the Above-Target Performance Shares) shall be deemed to be satisfied at 100% of target and such Cash Performance Shares shall vest on the earlier of: (a) March 1, 2016; or (b) the date not more than two years on or after a Change of Control on which your employment terminates with KeyCorp or a Subsidiary under circumstances entitling you to receive severance benefits or salary continuation benefits under KeyCorp’s Separation Pay Plan or under any employment or Change of Control or similar arrangement or agreement, but only if you have been in the continuous employ of KeyCorp or a Subsidiary through such date.

9.	Rights to Dividend Equivalents. Divided equivalents paid on such Cash Performance Shares shall be reinvested and shall be subject to the same terms and restrictions as the restrictions otherwise applicable to the Cash Performance Shares (including but not limited to vesting requirements) granted under this Award.

10.	Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Award and the Equity Plan comply with the provisions of Section 409A of the Internal Revenue Code. This Award and the Equity Plan shall be administrated in a manner consistent with this intent, and any provision that would cause this Award or the Equity Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by KeyCorp without your consent). In particular, to the extent your right to receive payment of Cash Performance Shares becomes nonforfeitable under the terms of paragraph 2 above and the event triggering your right to payment is your termination of employment, then notwithstanding anything to the contrary in paragraph 2 above, payment will be made to you, to the extent necessary to comply with Section 409A, on the earlier of (a) your “separation from service” with KeyCorp (determined in accordance with section 409A); provided, however, that in case you are a “specified employee” (within the meaning of Section 409A), your date of payment shall not occur until the first day of the seventh month following the date of your separation from service with KeyCorp or (b) your death.

11.	KeyCorp’s Reservation of Rights. As a condition of receiving this award, you acknowledge and agree that Key intends to comply with requirements of the (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including clawback provisions), as the same may be amended from time to time, (ii) the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies, and (iii) KeyCorp’s risk requirements and policies. As a condition of your receiving this Award, you understand and agree that Key may, in its sole discretion, (i) decrease or forfeit all or any part of this Award granted to you, (ii) initiate a clawback of all or any part of this Award granted to you, and/or (iii) demand your transfer of such Performance Shares back to Key, or the repayment of any cash paid to you upon your vesting in such Performance Shares if Key determines that such action is necessary or desirable.

12.	Tax Withholding. You shall be permitted to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the vesting of any award of stock or shares hereunder by delivering to KeyCorp in Cash Performance Shares or Above-Target Performance Shares an amount equal to such withholding tax obligation.

13.	Condition. This Award of Performance Shares is conditioned upon your agreement and compliance with the foregoing terms of this Award Agreement, and your agreement and compliance with the attached Acceptance Agreement.

14.	Amendment and Modification. The terms and conditions of this Award may not be modified, amended or waived except by an instrument in writing signed by a duly authorized executive officer of KeyCorp.

Congratulations!

March 1, 2013
Craig A. Buffie
Chief Human Resources Officer

ACCEPTANCE AGREEMENT

I acknowledge receipt of the above award of Cash Performance Shares and Above-Target Performance Shares and in consideration thereof I accept such awards subject to the terms and conditions of the Equity Plan (including, without limitation, the harmful activity provisions thereof) the Award Agreement, and the restrictions that are set forth in this Acceptance Agreement. I agree that my award of Cash Performance Shares and Above-Target Performance Shares dated March 1, 2013 shall be subject to the requirement that KeyCorp’s ratio of 3-Year Average Pre-Provision Net Revenue to 3-Year Average Total Assets (from continuing operations) as reported in KeyCorp’s Form 10-K for the year ended December 31, 2015) equals or exceeds 1.2%.

I also acknowledge that my agreement to the following restrictions is (i) in addition to (and not in limitation of) any other agreements, plans, policies, or practices that are applicable to me as a KeyCorp or Subsidiary (collectively “Key”) employee, and (ii) independent of any Plan provisions:

1.	I recognize the importance of preserving the confidentiality of Non-Public Information of Key. Therefore, I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I agree to sign nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

2.	I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property. Accordingly, any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, during my employment with Key, and which pertains to the business of Key, is the property of Key; and I hereby agree to and do assign to Key all right, title, and interest in and to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and agree to sign patent applications and assignments thereof, without additional compensation.

3.	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key employee without the written consent of Key, which consent it may grant or withhold in its discretion.

4.	(a) Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with (other than for a business which does not compete with any business or business activity conducted by Key) any Key customer or potential customer I interacted with, became acquainted with, or learned of through access to information while I performed services for Key during my employment with Key, without the written consent of Key, which consent it may grant or withhold in its discretion.

(b) In the event that my employment is terminated with Key as a result of a Termination Under Limited Circumstances as defined below, the restrictions in paragraph 4(a) of this Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Agreement shall remain in full force and effect nevertheless.

5.	In the event a court of competent jurisdiction determines that any of the restrictions contained in the above numbered paragraphs of this Agreement are excessive because of duration or scope or are otherwise unenforceable, the provisions hereof shall not be void but, with respect to such limitations held to be excessive, they shall be modified to incorporate the maximum limitations such court will permit, not exceeding the limitations contained in the acceptance of grant. In the event I engage in any activity in violation hereof, I acknowledge that such activity may cause serious damage and irreparable injury to Key, which will permit Key to terminate my employment (if applicable) and seek monetary damages and its attorney fees and Key shall also be entitled to injunctive, equitable, and other relief. I acknowledge and agree that the validity, interpretation, and performance of this Agreement shall be construed under the internal substantive laws of Ohio.

BY SIGNING THIS ACCEPTANCE AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD AMPLE OPPORTUNITY TO READ THIS AGREEMENT AND THE PLAN, MAKE A DILIGENT INQUIRY, ASK QUESTIONS, AND CONSULT WITH MY ATTORNEY IF I CHOSE TO DO SO.

«Name» Sign Your Name

Date